Hynes & Howes Insurance Counselors, Inc.
Davenport, Iowa


                          Independent Auditor's Report

I have audited the accompanying balance sheets of Hynes & Howes Insurance Counselors, Inc. as of September 30, 1996 and 1995, and the related statements of operation, retained earnings, paid-in-capital, and cash flows for the years ended September 30 , 1996 and 1995 and 1994. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An au dit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hynes & Howes Insurance Counselors, Inc. at September 30, 1996 and 1995, and the results of its operations and its cash flow for the years ended September 30, 1996, and 1995 and 1994, in conformity with generally accepted accounting principles.





                                 Everette E. Wilson
                                 Certified Public Accountant

November 20, 1996